Exhibit 99.1

JUPITERMEDIA ANNOUNCES CLOSING OF A $115 MILLION SENIOR CREDIT FACILITY ARRANGED BY KEYBANC CAPITAL MARKETS

(New York, NY - July 13, 2007) - Jupitermedia Corporation (Nasdaq: JUPM) today announced that it has closed a $115 million senior credit facility arranged by KeyBanc Capital Markets. Jupitermedia has initially borrowed $75 million under this credit facility to repay indebtedness under a previous credit facility with JPMorgan Securities and to fund future acquisitions.

About Jupitermedia Corporation

Jupitermedia Corporation (Nasdaq: JUPM) (www.jupitermedia.com), headquartered in Darien, CT, is a leading global provider of images, original information and events for information technology, business and creative professionals. Jupitermedia includes Jupiterimages, one of the leading images companies in the world with over 7.0 million images online serving creative professionals with brands like BananaStock, Workbook Stock, Brand X Pictures, FoodPix, Botanica, Nonstock, The Beauty Archive, IFA Bilderteam, Comstock Images, Creatas Images, PictureQuest, Liquid Library, Thinkstock Images, Thinkstock Footage, Bigshot Media, Goodshoot, Polka Dot Images, Stock Image, Pixland, Photos.com, Ablestock.com, PhotoObjects.net, Clipart.com, FlashFoundry.com, JupiterGreetings.com, AnimationFactory.com, RoyaltyFreeMusic.com, StudioCutz.com and Stockxpert.com. The JupiterOnlineMedia division of Jupitermedia consists of four distinct online networks: internet.com and EarthWeb.com for IT and business professionals; DevX.com for developers; and Graphics.com for creative professionals. These networks include more than 150 Web sites and over 150 e-mail newsletters that are viewed by over 20 million users and generate over 400 million page views monthly. In addition, JupiterOnlineMedia includes JupiterEvents, which produces offline conferences and trade shows focused on IT and business-specific topics including ISPCON, Web Video Summit, Semantic Web Strategies and Digital Rights Strategies.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release which are not historical facts are “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The potential risks and uncertainties address a variety of subjects including, for example, the competitive environment in which Jupitermedia competes; the unpredictability of Jupitermedia’s future revenues, expenses, cash flows and stock price; Jupitermedia’s ability to integrate acquired businesses, products and personnel into its existing businesses; Jupitermedia’s ability to protect its intellectual property; and Jupitermedia’s dependence on a limited number of advertisers. For a more detailed discussion of such risks and uncertainties, refer to Jupitermedia’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The forward-looking statements included herein are made as of the date of this press release, and Jupitermedia assumes no obligation to update the forward-looking statements after the date hereof.

All current Jupitermedia press releases can be found online at www.jupitermedia.com/corporate/press.html.

For information on Jupitermedia Corporation contact:

Michael DeMilt

VP of Marketing

203-662-2989

press@jupitermedia.com

###